EXHIBIT 99.1

PennantPark Floating Rate Capital Ltd. Appoints Senior Partner of PennantPark to Its Board of Directors

MIAMI, May 6, 2022 — PennantPark Floating Rate Capital Ltd. (the “Company”) (NYSE: PFLT) (TASE: PFLT) announced today the appointment of Mr. José A. Briones, Jr. to the Company’s Board of Directors, effective May 3, 2022. Mr. Briones is a Senior Partner at PennantPark Investment Advisers, LLC (“PennantPark”). His appointment brings the Company’s Board of Directors to six members.

“On behalf of the Company’s Board of Directors and PennantPark, I am delighted to welcome José to the Company’s Board of Directors. José has been instrumental to our success, and we look forward to his contributions for many years ahead,” said Art Penn, Chairman and CEO. “Our firm continues to provide investors attractive risk/return across the middle market credit landscape, driven by our relationship-focused origination profile in the core middle market, where we are an important strategic capital provider to growing companies.”

Mr. Briones joined PennantPark in December 2009, and oversees originating, underwriting, executing and monitoring investments for the company. He is also responsible for various strategic initiatives.

Prior to joining PennantPark, he was a Partner at Apollo Investment Management, L.P. and a member of its investment committee from 2006 until he joined PennantPark. Mr. Briones also spent time with UBS Securities, JP Morgan, and BT Securities and BT Alex Brown Inc.

ABOUT PENNANTPARK FLOATING RATE CAPITAL LTD.

PennantPark Floating Rate Capital Ltd. is a business development company which primarily invests in U.S. middle-market private companies in the form of floating rate senior secured loans, including first lien secured debt, second lien secured debt and subordinated debt. From time to time, the Company may also invest in equity investments. PennantPark Floating Rate Capital Ltd. is managed by PennantPark Investment Advisers, LLC.

ABOUT PENNANTPARK INVESTMENT ADVISERS, LLC

PennantPark Investment Advisers, LLC is a leading middle market credit platform, managing $6 billion of investable capital, including potential leverage. Since its inception in 2007, PennantPark Investment Advisers, LLC has provided investors access to middle market credit by offering private equity firms and their portfolio companies as well as other middle-market borrowers a comprehensive range of creative and flexible financing solutions. PennantPark Investment Advisers, LLC is headquartered in Miami and has offices in New York, Chicago, Houston and Los Angeles.

CONTACT:	Richard Cheung PennantPark Floating Rate Capital Ltd. (212) 905-1000 www.pennantpark.com